AMENDED NOV. 30, 1993

BHIRUD FUNDS INC.

The Apex Mid Cap Growth Fund

Distribution and Service Plan Pursuant to Rule 12b-1 Under the Investment Company Act of 1940

This Distribution Plan and Service plan (the "Plan") is hereby amended to reflect that Bhirud Associates, Inc. (the "Distributor") and Bhirud Funds Inc. (the "Fund") , on behalf of the Bhirud Mid Cap Growth Fund (the "Portfolio") have agreed that the Fund will no longer reimburse the Distributor, in any amount, for distribution, promotional and advertising costs incurred by the Distributor in connection with the distribution of the Portfolio's shares. The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Shareholder Servicing Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 8 of the previous Plan.

The Plan is adopted by the Fund on behalf of the Portfolio, in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

The Plan

1. The Portfolio and the Distributor, have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of Portfolio's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Portfolio, will solicit orders for the Purchase of the Portfolio's shares, provided that any subscriptions and orders for the purchase of the Portfolio's shares will not be binding on the Portfolio until accepted by the Portfolio as principal.

2. (a) The Portfolio and the Distributor have entered into a Shareholder Servicing Agreement, in a form satisfactory to the Portfolio's Board of Directors, which provides that the Distributor may make payments from time to time from the shareholder Servicing fee received by the Distributor and past profits to pay the costs of, and to compensate others, including organizations whose customers or clients are Portfolio shareholders ("Participating Organizations"), for performing shareholder Servicing and related administrative functions on behalf of the Portfolio.

(b) The Shareholder Servicing Agreement will further provide that the Distributor will in its sole discretion determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Portfolio is required to pay to (1) the Advisor for any fiscal year under the Advisory Contract in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement in effect for that year or otherwise. The Advisory Contract will also require the Advisor to reimburse the Fund for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

(c) Furthermore, the Advisor may make payments from time to time from the advisory fees received by the Advisor from the Portfolio and from other companies and past profits for the following purposes:

(i) to pay the costs of, and to compensate others, including Participating Organizations, for performing shareholder servicing and related administrative functions on behalf of the Portfolio;

(ii) to compensate Participating Organizations for providing assistance in distributing the Portfolio's shares; and

(iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, and of printing and distributing the Portfolio's prospectus to prospective investors in connection with the distribution of the Portfolio's shares.

3. The Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under the Shareholder Servicing Agreement and (ii) preparing, printing and delivering the Portfolio's prospectus to existing shareholders of the portfolio and preparing and printing subscription application forms for shareholder accounts.

4. Payments by the Distributor to Participating Organizations for the purpose of distributing the Portfolio's shares are subject to compliance by them with the terms of written agreements in a form satisfactory to the Portfolio's Board of Directors to he entered into between the Distributor and the Participating organizations.

5. The Portfolio and the Distributor will prepare and furnish to the Portfolio's Board of Directors, at least Quarterly, written reports setting forth all amounts expended for distribution purposes by the Portfolio, the Distributor and the Advisor, pursuant to the Plan and identifying the distribution activities for which such expenditures were made.

6. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (as defined in the Act), and (ii) a majority of the Board of Directors of the Portfolio, including a majority of the Directors who are not interested persons (as defined in the Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

7. The plan will remain in effect until July 31, 2005 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 6 hereof.

8. The Plan may be amended at any time with the approval of the Board of Directors of the Portfolio, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 6 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Portfolio pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 6 hereof.

9. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Portfolio and by a vote of a majority of the Directors of the Portfolio who are not interested persons (as defined in the Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the Act).